Exhibit 99.1

Company Contact: Dan Johnston Chief Financial Officer 314-678-6007 Investor Contact: EVC Group, Inc. Doug Sherk & Gregory Gin 415-896-6820 Media Contact: Rick Green Stereotaxis, Inc. 314-678-6172

Stereotaxis Announces CE Mark and First Human Case for VdriveTM

Breakthrough Robotic Technology a Companion to Magnetic Navigation

ST. LOUIS, MO, January 11, 2011 -- Stereotaxis, Inc. (Nasdaq: STXS) announces the first successful cardiac ablation procedure with the Vdrive™ robotic navigation system as the company received CE Mark for this latest innovation.

In the first procedure with the Vdrive system, Tamas Szili-Torok, MD, Ph.D, from the Department of Clinical Electrophysiology at the Erasmus Medical Center in The Netherlands, successfully treated atrial fibrillation in a patient with known difficult heart anatomy. Dr. Szili-Torok was able to complete the entire case without having to manually adjust the circular mapping catheter.

“This first use of the Vdrive robotic navigation system exceeded my expectations,” said Dr. Szili-Torok. “The robotic navigation of the circular mapping catheter was intuitive and allowed me to make multiple small precise adjustments from the control room to efficiently treat my patient’s atrial fibrillation.”

Stereotaxis’ Vdrive system is a robotic navigation technology that compliments the Stereotaxis Remote Magnetic Navigation System. Designed to manipulate accessory devices such as variable loop catheters, steerable sheaths, and ultrasound catheters, Vdrive combines magnetic navigation with the Odyssey information management system to bring precise control during catheter-based electrophysiology procedures.

 “The Vdrive system is an extension of the magnetic navigation platform capabilities,” said Michael P. Kaminski, President and Chief Executive Officer of Stereotaxis, Inc.  “Along with QuickCAS™ Catheter Advancement System, the Vdrive system represents an additional component to our expanding disposable product portfolio designed to bring compelling efficiency to the Electrophysiology lab.”

The Vdrive system is commercially available in the European Union. The Vdrive system is not currently available for purchase in the U.S. as it is still under 510(k) review by the U.S. Food and Drug Administration.

About Stereotaxis             www.stereotaxis.com         www.odysseyexperience.com

Stereotaxis designs, manufactures and markets an advanced cardiology instrument control system for use in a hospital's interventional surgical suite to enhance the treatment of coronary artery disease and arrhythmias. The Niobe® Remote Magnetic Navigation System is designed to enable physicians to complete more complex interventional procedures by providing image guided delivery of catheters and guidewires through the blood vessels and chambers of the heart to treatment sites. This is achieved using computer-controlled, externally applied magnetic fields that govern the motion of the working tip of the catheter or guidewire, resulting in improved navigation, shorter procedure time and reduced x-ray exposure.

Stereotaxis’ Odyssey™ portfolio of products provides an innovative enterprise solution for integrating, recording and networking interventional lab information within hospitals and around the world. Odyssey™ Vision integrates data for magnetic and standard interventional labs, enhancing the physician workflow through a consolidated display of multiple systems and eliminating the challenge of interacting simultaneously with many separate diagnostic systems. Odyssey™ Enterprise Cinema then captures a complete record of synchronized procedure data that can be viewed live or from a comprehensive archive of cases performed.  Odyssey™ then enables hospitals to efficiently share live and recorded clinical data anywhere around the world to maximize referrals and promote collaboration.

The core components of the Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to,   continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and

Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.